Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of October 21, 2026, is by and between EdgePoint Investment Group Inc., a corporation organized under the laws of the Province of Ontario, Canada, on behalf of itself and the investment funds, management entities and accounts managed by it or otherwise under its control (“EdgePoint”), and Mattel, Inc., a Delaware corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, EdgePoint and the Company agree as follows:

1. Board Matters.

(a) New Director Appointment. Promptly (but in no event later than two (2) Business Days) following the date of this Agreement, the Board of Directors of the Company (the “Board”) shall take such actions as are necessary in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”) to increase the size of the Board by one seat and appoint Lee Matheson (the “New Director”) to the Board, such New Director and any Successor Director (as defined below) to be entitled to the full rights, privileges and powers of a director of the Board under the DGCL, the Bylaws or otherwise, for an initial term lasting until the annual meeting of stockholders of the Company to be held in 2027 (the “2027 Annual Meeting”).

(b) Nomination of New Director. The Company agrees that, provided that the New Director is able and willing to serve on the Board and continues to be a Qualified Director (as defined below):

(i) at the 2027 Annual Meeting, the Board will include the New Director in the Company’s slate of nominees and proxy materials to stand for election as a director at the 2027 Annual Meeting, with a term expiring at the annual meeting of stockholders of the Company to be held in 2028 (the “2028 Annual Meeting”);

(ii) the Board will recommend that the stockholders of the Company vote to elect the New Director as a director of the Company at the 2027 Annual Meeting; and

(iii) the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of the New Director at the 2027 Annual Meeting (provided, that in no event shall the Company use less than the same level of efforts and provide the same level of support as the Company uses or provides for the other director nominees of the Company with respect to the 2027 Annual Meeting).

(c) New Director Agreements, Arrangements and Understandings. EdgePoint agrees that it will not (i) pay any compensation to the New Director (including any Successor Director (as defined below)) or other member of the Board or any officer regarding such person’s service to the Company, including on the Board or any committee thereof or (ii) have any agreement, arrangement or understanding, written or oral, with the New Director (including any Successor Director) regarding such person’s service to the Company, including on the Board or any committee thereof (which for the avoidance of doubt shall not include ordinary course employment agreements or arrangements with EdgePoint), except, solely as to clause (ii), as disclosed to and consented to in advance by the Company.

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(d) Committee Appointments. In the event that, prior to the expiration of the Cooperation Period, the Board determines to form any new committee of the Board, the Board shall provide the New Director or the then-current Successor Director, as applicable, the opportunity to join such committee, subject to such director’s eligibility to serve on such committee under applicable law and stock exchange rules. If such director elects to join such committee, the Board shall take such actions as are necessary to appoint such director to such committee to serve until the expiration of the Cooperation Period. The Company agrees that the New Director and any Successor Director shall be given the same due consideration for membership to each other committee of the Board as any other director.

(e) Successor Director. In the event the New Director is no longer able to serve as a director at any time prior to the 2028 Annual Meeting, and at such time EdgePoint beneficially owns at least the Minimum Ownership Threshold (as defined below), EdgePoint and the Company will cooperate in good faith to select, and the Company will appoint, a substitute director who is a Qualified Director and is mutually acceptable to the Company and EdgePoint (the “Successor Director”) to serve as a director of the Company for the remainder of the New Director’s term or until the Successor Director’s earlier death, resignation, disqualification, retirement or removal from the Board. Effective upon the appointment of the Successor Director to the Board, such Successor Director will be considered the New Director for all purposes of this Agreement. In the event that EdgePoint seeks to exercise its rights under this Section 1(e), EdgePoint shall certify in writing to the Company that it beneficially owns at least the Minimum Ownership Threshold at such time. Any certification delivered pursuant to this Section 1(e) shall also certify the number of shares of Company Common Stock beneficially owned, in the aggregate, by EdgePoint as of the date of such certification. Upon the appointment of a Successor Director to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Successor Director to any applicable committee or sub-committee of the Board of which the replaced director was a member immediately prior to such director’s resignation, retirement or removal.

(f) New Director Information. As a condition to the New Director’s appointment to the Board and any subsequent nomination for election as a director at any future Company annual meeting of stockholders, the New Director (and EdgePoint) will provide any information the Company reasonably requests, including consenting to appropriate background checks, and including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards and information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance or legal obligations.

(g) Company Policies. The parties acknowledge that the New Director, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of business conduct and ethics, trading and disclosure policies, director resignation policies and other governance or other guidelines and policies of the Company as other non-employee directors of the Company, in each case, as in effect from time to time and applied uniformly to all non-

EXECUTION VERSION

employee directors (collectively, “Company Policies”); provided, that no Company Policy shall restrict the New Director or any Successor Director from sharing information with EdgePoint in accordance with Section 4 and the Confidentiality Agreement (as defined below). EdgePoint acknowledges that it is aware that United States securities laws may prohibit any person possessing material, non-public information from purchasing or selling securities of the issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Without limiting the foregoing, the New Director shall recuse himself or herself from any Board or committee deliberation or decision concerning EdgePoint, the interpretation or enforcement of this Agreement or the Confidentiality Agreement, or any other matter as to which the Board or the applicable committee determines in good faith that the New Director has an actual or potential conflict of interest.

(h) Director Benefits. The New Director and any Successor Director will be entitled to the same director benefits as other non-employee members of the Board, including (i) compensation for such directors’ service as directors and reimbursement of such directors’ expenses on the same basis as all other non-employee directors of the Board; (ii) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of the Board; and (iii) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Board as such rights may exist from time to time.

(i) Limitation of Appointment Right; Termination. The Company’s obligations under this Section 1 shall automatically terminate, and EdgePoint shall have no rights under this Section 1, upon the earliest of: (A) such time as EdgePoint ceases to beneficially own, in the aggregate, at least 10% of the then outstanding Company Common Stock (as defined below), without giving effect to any stock issuances (the “Minimum Ownership Threshold”), (B) such time as there shall have been a final, non-appealable judicial determination that EdgePoint or any other Restricted Person (as defined below) has materially breached the terms of this Agreement or the Confidentiality Agreement, or (C) such time as the New Director (or a Successor Director) notifies the Company of his or her intent to resign from the Board and EdgePoint waives in writing any right to have a Successor Director appointed. Upon the occurrence of any of the foregoing events, if the New Director (or a Successor Director) is on the Board, he or she shall promptly (and in any event within two (2) Business Days of the occurrence of the events described in clauses (A) or (B) above) deliver his or her written resignation to the Board for his or her immediate resignation, and EdgePoint agrees to direct the New Director (or a Successor Director) to resign from the Board if he or she fails to resign if and when required pursuant to this Section 1(i), it being understood that the Company will be entitled to treat such person’s term as having ended upon the occurrence of any of the events described in clauses (A), (B) or (C) above.

EXECUTION VERSION

2. Cooperation.

(a) Non-Disparagement. From the date of this Agreement until the date that is five (5) Business Days after the later of (x) the day following the date of the 2027 Annual Meeting or (y) the date on which the New Director (or any Successor Director) has ceased to serve on the Board (such period, the “Cooperation Period”):

(i) Each of the Company and EdgePoint agrees that it will not, and it will direct its Representatives and their respective directors, officers, general partners and employees not to, directly or indirectly, make or cause to be made any statement or announcement, whether verbal, in writing (including in a television, radio, newspaper or magazine interview or podcast, Internet or social media communication or to any stockholder, holder of any other securities of the Company or any of its subsidiaries, sell-side or buy-side analyst, member of the media or other third party) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of the other party, its Affiliates, its subsidiaries or its or their business or any of its or their current or former directors (or its functional equivalent) (including any current or former nominee for director) or officers or employees; provided that any non-public statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by the New Director (or any Successor Director) that do not disparage, defame, slander, impugn or that are not reasonably likely to damage the reputation of any of the Company’s officers, directors, employees, stockholders, agents, attorneys or Representatives, shall not be deemed to be a breach of this Section 2(a) (for the avoidance of doubt, subject to any obligations of confidentiality that may otherwise apply and provided that any such statement will only speak to a matter that has been made public by the Company).

(ii) Nothing in this Agreement shall prohibit EdgePoint or the Company from (A) communicating, on a confidential basis, with its Representatives and their respective directors, officers, employees, Affiliates and its and their attorneys, accountants, or advisors (including financial advisors); (B) taking any action to enforce this Agreement or that is necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over EdgePoint or the Company or any of its subsidiaries, as the case may be; or (C) complying with any subpoena or other applicable legal process or responding to a request for information from any governmental authority with jurisdiction over the person from whom information is sought; provided, that such person shall, to the extent legally permissible, promptly notify the other party upon receipt of such request and shall only provide information in response to such request that it reasonably believes is legally required to be disclosed upon the advice of its legal counsel.

(b) Voting of EdgePoint’s Shares. During the Cooperation Period, EdgePoint will cause all of the outstanding Common Stock, par value $1.00 per share, of the Company (“Company Common Stock”) that EdgePoint has the sole right to vote (or to direct the vote) as of the applicable record date (or, with respect to shares of Company Common Stock that EdgePoint has a shared right to vote as of the applicable record date, EdgePoint shall use its reasonable best efforts to cause such shares) to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any annual meeting held during the Cooperation Period, or, if applicable, any other meeting of stockholders of the Company during the Cooperation Period, (ii) against any nominees for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (iii) against any proposals or resolutions to remove any member of the

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Board and (iv) in accordance with Unanimous Recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings; provided that, with respect to the foregoing clause (iv), (1) in the event that Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise than the Board with respect to any proposal submitted by the Company or any of its stockholders, EdgePoint and its Affiliates shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation in their sole discretion, (2) EdgePoint and its Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to any Extraordinary Transaction (provided, however, that if all directors then serving on the Board (including the New Director or the then-current Successor Director, as applicable, who shall not have been recused from the Board’s deliberations with respect thereto) unanimously recommend, adopt or otherwise approve (a “Unanimous Recommendation”) an Extraordinary Transaction, then EdgePoint shall be required to vote in accordance with such Unanimous Recommendation) and (3) EdgePoint and its Affiliates shall be permitted to vote in their sole discretion on any proposal relating to (x) any amendment to the Company’s Restated Certificate of Incorporation or the Bylaws or (y) the adoption, amendment, extension or ratification of any stockholder rights plan or similar plan or arrangement.

(c) Standstill. During the Cooperation Period, EdgePoint will not, and will direct its Representatives acting on its behalf (collectively with EdgePoint, the “Restricted Persons”) not to, directly or indirectly, without the prior written consent of the Company:

(i) acquire, offer or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer or otherwise, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act (as defined below)) or direct any third party in the acquisition of, record or beneficial ownership of any securities of the Company or rights or options to acquire any securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any securities of the Company, in each case, if such acquisition, offer, agreement or transaction would result, if consummated, in EdgePoint having beneficial ownership of or economic exposure to more than 50,515,811 shares of Company Common Stock; it being understood that (1) any increase in EdgePoint’s percentage ownership of, or economic exposure to, the Company Common Stock resulting solely from any repurchase of shares by the Company or any other reduction in the number of outstanding shares of Company Common Stock shall not constitute a breach of this Section 2(c)(i) and (2) the acquisition of interests in broad-based index funds, exchange-traded funds or similar baskets of securities shall not be deemed an acquisition of securities of the Company for purposes of this Section 2(c)(i);

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or to act by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make any stockholder proposal at any meeting of the stockholders of the Company, (D) seek, alone or in concert with others, the removal of any member of the Board or to reduce the support for election or reelection of any candidate to the Board who is nominated by the Board (including through any “withhold” or similar campaign), or (E) conduct a referendum of stockholders of the Company;

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(iii) make or submit, cause or participate in, knowingly facilitate any other person to make or submit, any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, securities issuance, restructuring, reorganization, liquidation, separation, dissolution or other extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), or make any public (or reasonably expected to become public) statement with respect to any Extraordinary Transaction that has not been publicly announced by the Company or the counterparty to a definitive written agreement with the Company providing for such Extraordinary Transaction; provided, that the foregoing shall not restrict the Restricted Persons from tendering shares or receiving consideration or other payment for shares in any Extraordinary Transaction on the same basis as other stockholders of the Company; or

(iv) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the matters set forth in this Section 2(c); take any action that could reasonably be expected to cause or require EdgePoint, the Company or any of its Affiliates to make a public announcement regarding any of the types of matters set forth in this Section 2(c); or announce or otherwise disclose publicly any interest, intention or plan to do any of the matters set forth in this Section 2(c);

provided, that the restrictions in this Section 2(c) shall not be deemed to prohibit any Restricted Person from (1) communicating privately with the Board or the Company’s executive officers, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications (including, for the avoidance of doubt, as a result of any filing, or any amendment of any filing, required to be made with the SEC), (2) communicating privately with stockholders of the Company in a manner that does not otherwise violate this Section 2(c), or (3) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or the counterparty to a definitive written agreement with the Company providing for such Extraordinary Transaction; provided, that if such Extraordinary Transaction has been unanimously recommended by all directors then serving on the Board (including the New Director or the then-current Successor Director, as applicable, who shall not have been recused from the Board’s deliberations with respect thereto), then no Restricted Person shall make any public comment on such Extraordinary Transaction inconsistent with such recommendation. Furthermore, nothing in this Agreement shall restrict the New Director or any Successor Director from engaging in discussions among other members of the Board and/or management, advisors (including financial advisors), Representatives or agents of the Company.

(d) Adverse Amendments.

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(i) During the Cooperation Period, the Company shall not, without the prior written consent of EdgePoint, amend or propose to amend the Company’s Restated Certificate of Incorporation or the Bylaws in any manner that would adversely affect the rights of EdgePoint as a stockholder in a manner disproportionate to other stockholders.

(ii) From the date of this Agreement until the day after the 2028 Annual Meeting, the Company shall not, without the prior written consent of EdgePoint, amend or propose to amend the Company’s Restated Certificate of Incorporation or the Bylaws in any manner that would increase the ownership threshold required for stockholders of the Company to call a special meeting of stockholders.

3. Public Announcement. No later than 9:00 a.m., Eastern Time, on the first Business Day following the date of this Agreement, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the release of the Press Release, or otherwise by the applicable deadline for filing, (a) the Company shall file a Current Report on Form 8-K (the “Form 8-K”) and (b) EdgePoint shall file a Schedule 13D (the “Schedule 13D”). The Company shall provide EdgePoint and its Representatives with a reasonable opportunity to review a draft of the Form 8-K prior to its filing with the SEC and shall consider in good faith any timely comments of EdgePoint and its Representatives. EdgePoint shall provide the Company and its Representatives with a reasonable opportunity to review a draft of the Schedule 13D prior to its filing with the SEC and shall consider in good faith any timely comments of the Company and its Representatives. Neither the Company nor EdgePoint shall, prior to the issuance of the Press Release, make any public statement (or other communication reasonably expected to become or result in a public disclosure) regarding this Agreement, the subject matter of this Agreement or the matters set forth in the Press Release, in each case, without the prior written consent of the other party.

4. Confidentiality; Insider Trading Restrictions. The Company and EdgePoint agree that the New Director may provide confidential information of the Company to EdgePoint for the purpose of assisting the New Director in his or her role as a director of the Company and related compliance matters for the Company and EdgePoint subject to, and solely in accordance with the terms of, the confidentiality agreement which EdgePoint and the Company are executing simultaneously with EdgePoint’s execution and delivery of this Agreement (the “Confidentiality Agreement”). EdgePoint acknowledges that it is aware that United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.

5. Representations and Warranties of the Company. The Company represents and warrants to EdgePoint as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

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6. Representations and Warranties of EdgePoint. EdgePoint represents and warrants to the Company as follows: (a) EdgePoint has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by EdgePoint, constitutes a valid and binding obligation and agreement of EdgePoint and is enforceable against EdgePoint in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by EdgePoint does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to EdgePoint, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which EdgePoint is a party or by which it is bound. EdgePoint further represents and warrants that (A) as of the date of this Agreement, EdgePoint and its Affiliates beneficially own 50,515,811 shares of Company Common Stock and (B) EdgePoint has disclosed to the Company all agreements, arrangements, and understandings, written or oral, by or between EdgePoint, on the one hand, and the New Director or any other person, on the other hand, relating to the Company, the Board, the voting, acquisition or disposition of Company securities, or the New Director’s service on the Board (which, for the avoidance of doubt, shall not include any ordinary course employment agreements or similar arrangements between the New Director and EdgePoint or any investment management, sub-advisory or similar agreements between EdgePoint and its clients entered into in the ordinary course of business).

7. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and EdgePoint and its Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity;

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) the term “Business Day” means any day other than a Saturday, Sunday or a day on which the SEC or banks in the City of New York are authorized or required by law to be closed;

(d) the terms “control” and “controlled” have the same meanings as set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended;

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(f) the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board as of the date of this Agreement in determining the independence of the Company’s directors;

(g) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(h) the term “Qualified Director” shall mean an individual who (i) qualifies as Independent and (ii) meets all other qualifications required for service as a director set forth in the Bylaws and the Board of Directors Amended and Restated Guidelines on Corporate Governance, in each case under this clause (ii) as in effect on the date of this Agreement and applied uniformly to all non-employee directors (it being acknowledged that the Board has determined that the New Director is a Qualified Director);

(i) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, and other representatives; and

(j) the term “SEC” means the U.S. Securities and Exchange Commission.

8. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally, (b) if sent by email, (i) on the date of delivery if sent on or prior to 5:00 p.m. recipient’s local time (based on the location of the recipient as specified in this Section 8) and (ii) on the Business Day following the date of delivery if sent after 5:00 p.m. recipient’s local time (based on the location of the recipient as specified in this Section 8); provided, in the case of the foregoing clauses (i) and (ii), that no undeliverable, “bounceback” or similar automated message is received, or (c) on the first (1st) Business Day following the date of dispatch, if sent by a nationally recognized overnight courier (providing proof of delivery), in the case of each of the foregoing clauses (a) through (c), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

Attention:	Jonathan Anschell, Chief Legal Officer
Email:	jonathan.anschell@mattel.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Adam O. Emmerich

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Elina Tetelbaum

George N. Tepe

Email:	AOEmmerich@wlrk.com

ETetelbaum@wlrk.com

GNTepe@wlrk.com

if to EdgePoint:

EdgePoint Wealth Management Inc.

700-150 Bloor St. W.

Toronto, ON M5S 2X9

Attention:	Sayuri Childs

Email:	childs@edgepointwealth.com

with a copy to:

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, New York 10022

Attention:	Alan Goudiss

Scott Petepiece

Sean Skiffington

Email:	agoudiss@aoshearman.com

spetepiece@aoshearman.com

sean.skiffington@aoshearman.com

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall require any director to violate his or her fiduciary duties as a director of the Company.

10. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided that the Company shall, no later than ten (10) Business Days following a written request therefor, reimburse EdgePoint for its reasonable and documented out-of-pocket fees and expenses, including legal expenses, in connection with its investment in the Company or arising out of or related to this Agreement, in an amount not to exceed USD 500,000.

11. Specific Performance; Remedies. The Company and EdgePoint acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and EdgePoint will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EDGEPOINT AGREE THAT (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

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12. Governing Law; Venue.

(a) THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) Each of the Company and EdgePoint (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

14. Termination. This Agreement will terminate on (a) the expiration of the Cooperation Period or (b) such other date as mutually agreed between the parties. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 2(d)(ii), 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 18, 19 and 20 hereof shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

15. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

EXECUTION VERSION

16. No Third-Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Company and EdgePoint and is not enforceable by any other persons, except the New Director or any Successor Director may enforce their rights under this Agreement. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party, and any assignment in contravention hereof will be null and void.

17. Affiliates. EdgePoint agrees that it will cause its controlled Affiliates to comply with, and will direct their respective employees and other Representatives to comply with, the terms of this Agreement. EdgePoint agrees to be responsible for any breach of the applicable terms of this Agreement by any of its Representatives (including, for the avoidance of doubt, the New Director and any Successor Director), including any failure to comply with any instruction or direction EdgePoint is required to give them pursuant to this Agreement.

18. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

19. Entire Understanding; Amendment. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and EdgePoint.

20. Interpretation and Construction. Each of the Company and EdgePoint acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and EdgePoint, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date of this Agreement.

MATTEL, INC.

By:	/s/ Jonathan Anschell
Name:	Jonathan Anschell
Title:	Executive Vice President,
Chief Legal Officer and Secretary

[Signature Page to Cooperation Agreement]

EDGEPOINT INVESTMENT GROUP INC.

By:	/s/ Tye Bousada
Name:	Tye Bousada
Title:	Co-CEO

[Signature Page to Cooperation Agreement]

Exhibit A

Form of Press Release

Filed separately as Exhibit 99.1 to the Current Report on Form 8-K.